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                                                                       EXHIBIT 5



May 20, 1996



Board of Directors
Knoll, Inc.
1235 Water Street
East Greenville, Pennsylvania  18031


Re:  Registration Statement on Form S-4
     (File No. 333-2972 )
     ----------------------------------

Dear Sirs:

We are counsel to Knoll, Inc., a Delaware corporation (the "Company"), and its domestic subsidiaries (the "Subsidiary Guarantors" and together with the Company, the "Issuers"), and have acted as such in connection with various legal matters relating to the filing of a Registration Statement on Form S-4 (File No. 333-2972) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering up to $165,000,000 in aggregate principal amount of 10-7/8% Senior Subordinated Notes due 2006 (the "Exchange Notes") offered in exchange for up to $165,000,000 in aggregate principal amount of outstanding 10-7/8% Senior Subordinated Notes due 2006 originally issued and sold in reliance upon an exemption from registration under the Securities Act (the "Senior Notes"). The Senior Notes were issued under, and the Exchange Notes are to be issued under, the Indenture, dated as of February 29, 1996 (the "Indenture"), among the Issuers, T.K.G. Acquisition Sub, Inc., T.K.G. Acquisition Corp. and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"), as amended and supplemented by Supplemental Indenture No. 1, dated as of February 29, 1996 (the "Supplemental Indenture"), among the Company, as successor to T.K.G. Acquisition Sub, Inc., T.K.G. Acquisition Corp., the Subsidiary Guarantors and the Trustee. The exchange will be made pursuant to an exchange offer (the "Exchange Offer") contemplated by the Registration Statement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.
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Board of Directors
May 16, 1996
Page 2

In so acting, we have examined copies of such records of the Issuers and such other certificates and documents as we have deemed relevant and necessary for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or reproduced copies. We have also assumed the legal capacity of all persons executing such documents and the truth and correctness of any representations or warranties therein contained. As to various questions of fact material to such opinions, we have relied upon certificates of officers of the Issuers and of public officials.

Based upon the foregoing, we are of the opinion that:

1. The Company, T.K.G. Acquisition Corp. and Knoll Overseas, Inc. are duly formed and validly existing under the laws of the State of Delaware, and Spinneybeck Enterprises, Inc. is duly formed and validly existing under the laws of the State of New York.

2. The execution and delivery of the Indenture and the Supplemental Indenture have been duly authorized by the Issuers, and the Indenture and the Supplemental Indenture together constitute a legal, valid and binding obligation of the Issuers, enforceable against the Issuers in accordance with the terms thereof, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3. The Exchange Notes have been duly authorized and, when duly executed by the proper officers of the Company, duly authenticated by the Trustee and issued by the Company in accordance with the terms of the Indenture, the Supplemental Indenture and the Exchange Offer, will constitute legal, valid and binding obligations of the Company, will be entitled to the benefits of the Indenture and the Supplemental Indenture and will be enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors' rights generally and
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Board of Directors
May 16, 1996
Page 3

    except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4. The Guarantees have been duly authorized and, when the Exchange Notes have been duly executed and authenticated, and the Guarantees have been duly executed, in accordance with the terms of the Indenture and the Supplemental Indenture, and the Exchange Notes have been delivered to the holders as described in the Prospectus, the Guarantees will constitute legal, valid and binding obligations of the Subsidiary Guarantors, will be entitled to the benefits of the Indenture and the Supplemental Indenture and will be enforceable against the Subsidiary Guarantors in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of the type typically applicable to transactions contemplated by the Exchange Offer, and we do not express any opinion with respect to the laws of any other country, state or jurisdiction.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We consent to being named in the Registration Statement and related Prospectus as counsel who are passing upon the legality of the Exchange Notes for the Company and the Guarantees for the Subsidiary Guarantors, and to the reference to our name under the caption "Legal Matters" in such Prospectus. We also consent to being named in the Registration Statement and related Prospectus as counsel who have advised the Company upon certain tax matters relating to the Exchange Offer and to the reference to our name under the caption "The Exchange Offer-Federal Income
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Board of Directors
May 16, 1996
Page 4

Tax Consequences" in such Prospectus. We further consent to your filing copies of this opinion as an exhibit to the Registration Statement or any amendment thereto. In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.

Very truly yours,

/s/ WILLKIE FARR & GALLAGHER